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                                  EXHIBIT 11.1

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                 (Formerly MicroVision Medical Systems, Inc.)
                      (A Development Stage Enterprise)

                Statement Re: Computation of Earnings Per Share

                 For the year ended December 31, 1996 and for
                     the three months ended March 31, 1997

                                                                   DECEMBER 31,   MARCH 31,
                                                                       1996          1997
                                                                   ------------  ------------

Primary:
  Net income (loss) applicable to common stock(1).................  $(4,030,263)   $(1,406,698)
                                                                   ------------  ------------
                                                                   ------------  ------------
Weighted average shares outstanding for primary:
  Common shares outstanding (2)..................................     1,931,250     1,931,250

  Shares upon assumed conversion of Series A Preferred Stock.....     8,918,830     8,918,830

  Shares upon assumed conversion of Series B Preferred Stock.....         --          277,313

  Shares upon assumed exercise of stock options and
     warrants issued within one year if initial public
     offering (3)................................................    1,261,500      1,152,938
                                                                   ------------  ------------
  Weighted average shares........................................   12,111,580     12,280,331
                                                                   ------------  ------------
                                                                   ------------  ------------
Primary net income (loss) per share..............................   $    (0.33)  $      (0.11)
                                                                   ------------  ------------

                                                                   ------------  ------------
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(1) Net income (loss) for purposes of the computation includes the period from incorporation (capitalization) of the Company

(2) Outstanding Series A and B preferred shares are convertible to 1.25 common shares for every preferred share.

(3) Options issued within one year of the initial filing of the accompanying registration statement are assumed to be outstanding for all periods using the modified treasury stock method at the assumed initial public offering price, regardless of whether they are anti-dilutive.